UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 15, 2018
(Date of earliest event reported)

Wabash National Corporation

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-10883	52-1375208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Sagamore Parkway South, Lafayette, Indiana	47905	765-771-5310
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on December 15, 2017, the Board of Directors (the “Board”) of Wabash National Corporation (the “Company”) announced that it had appointed Brent L. Yeagy to serve as the Company’s President and Chief Executive Officer effective June 2, 2018. On May 15, 2018, the Compensation Committee of the Board approved compensatory arrangements for Mr. Yeagy in connection with his appointment.

As a result of his appointment as the Company’s President and Chief Executive Officer and effective as of June 2, 2018, Mr. Yeagy’s base salary will be increased to $800,000 per year and his opportunity under the Company’s Short Term Incentive Plan (“STI”), in which Mr. Yeagy was already a participant, will be increased to a target of 100% of his base salary. Mr. Yeagy will also receive a promotional equity award with a grant date value of approximately $780,000 intended to more closely align his pay to market for the CEO role. Consistent with the equity mix and design of the regular annual grant cycle, this award will be delivered 60% in performance-based restricted stock units and 40% in time-based restricted stock units. After the new equity award, Mr. Yeagy’s total equity award for 2018 will be comprised of time-based restricted stock units equal to approximately 40% of the total equity award and performance-based restricted stock units equal to approximately 60% of the total equity award. Mr. Yeagy’s base salary, target STI and target LTI rates will be reviewed annually by the Compensation Committee as part of its annual process, which historically has included a comparison to the chief executive officer compensation of similar peer companies to assure market competitiveness. The material terms, other than the annual targets, of the 2018 STI and LTI plans are consistent with those described on pages 36-44 of the Company’s proxy statement for its 2018 annual meeting filed with the Securities and Exchange Commission on April 6, 2018 (the “2018 Proxy Statement”).

In addition, Mr. Yeagy will also be entitled to participate as the Chief Executive Officer in the Company’s Executive Severance Plan, Change in Control Plan and Retirement Benefit Plan, all of which are described on pages 59-62 of the 2018 Proxy Statement, which descriptions are incorporated by reference in this report.

Item 5.07	Submission of Matters to a Vote of Security Holders

On May 16, 2018, the Company held its Annual Meeting at which three proposals were submitted to the Company’s stockholders.  As of March 20, 2018, the date of record for determining the Company stockholders entitled to vote on the proposals presented at the Annual Meeting, there were 58,037,554 shares of Company common stock issued and outstanding and entitled to vote at the Annual Meeting.  The holders of 54,743,992 shares of the Company’s issued and outstanding common stock were represented in person or by proxy at the Annual Meeting, constituting a quorum. The three proposals considered at the Annual Meeting are described in detail in the Company’s Proxy Statement for the Annual Meeting filed with the Securities and Exchange Commission on April 6, 2018.  The final results for each proposal are set forth below.

Proposal 1.

The Company’s stockholders elected the following six persons to the Company’s Board of Directors to hold office for a term of one year or until their respective successors are elected and qualified or until their earlier death, resignation or removal:

	Votes For	Votes Against	Abstentions	Broker Non-Votes
Richard J. Giromini	50,724,733	434,312	36,931	3,548,016
Dr. Martin C. Jischke	49,191,543	1,990,566	13,867	3,548,016
John G. Boss	50,927,499	254,349	14,128	3,548,016
John E. Kunz	50,684,968	496,673	14,335	3,548,016
Larry J. Magee	50,123,779	1,057,456	14,741	3,548,016
Ann D. Murtlow	49,897,089	1,285,256	13,631	3,548,016
Scott K. Sorensen	49,159,704	2,022,677	13,595	3,548,016
Brent L. Yeagy	49,878,599	1,301,323	16,054	3,548,016

Proposal 2.

The Company’s stockholders approved in an advisory (non-binding) vote the compensation of the Company’s named executive officers.  The votes regarding this proposal were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
48,880,668	2,176,243	139,065	3,548,016

Proposal 3.

The Company’s stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.  The votes regarding this proposal were as follows:

Votes For	Votes Against	Abstain
54,273,585	435,452	34,955

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WABASH NATIONAL CORPORATION

Date: May 17, 2018	By:	/s/ Jeffery L. Taylor
Jeffery L. Taylor Senior Vice President and Chief Financial Officer